Exhibit 10.9

CIT Group Inc.
Long-Term Incentive Plan
Restricted Stock Award Agreement

“Participant”: [Name]

“Date of Award”: [Date]

     This Award Agreement, effective as of the Date of Award set forth above, represents the grant of Restricted Stock by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “Plan”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

     The parties hereto agree as follows:

(A)	Grant of Restricted Stock. The Company hereby grants to the Participant shares of Restricted Stock as follows:

	(1)	Number of Shares of Restricted Stock: [Number]

	(2)	“Period of Restriction”: Three years ending on the third anniversary of the Date of Award.

	(3)	During the Period of Restriction, the shares of Restricted Stock are subject to the transfer restrictions set forth in Section C and the cancellation provisions set forth in Section (D)(3).

(B)

Rights as a Stockholder. During the Period of Restriction, the Participant shall have, with respect to the shares of Restricted Stock, all the rights of a stockholder of the Company, including, if applicable, the right to vote the shares of Restricted Stock and to receive any dividends, subject to the restrictions set forth in the Plan and this Award Agreement. The Board may apply any restrictions to dividend payments during the Period of Restriction that it deems appropriate.

(C)

Transferability. Prior to vesting in accordance with Section (D), the shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 12 of the Plan. Further, a Participant’s rights under the Plan and this Award Agreement shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

(D)	Vesting and Termination of Membership on the Board. Subject to Section (F), all shares of Restricted Stock shall vest in accordance with the provisions of this Section (D):

	(1)	One-third of the shares of Restricted Stock granted shall vest, on a cumulative basis, on each of the first, second, and third anniversaries of the Date of Award. Any fractional Restricted Shares resulting from the application of the vesting schedule shall be aggregated and the Restricted Shares resulting from such aggregation shall vest on the third anniversary of the Date of Award.

	(2)	If the Participant’s membership on the Board terminates by reason of the Participant’s death, Disability or an Approved Departure on or prior to the last day of the Period of Restriction, one hundred percent (100%) of the shares of Restricted Stock shall immediately vest in full.

	(3)	If the Participant’s membership on the Board terminates during the Period of Restriction for any reason other than as set forth in Section (D)(2), all unvested shares of Restricted Stock shall be cancelled immediately and the Participant shall immediately forfeit any rights to the shares of Restricted Stock.

	(4)	Upon vesting, shares of Restricted Stock shall no longer be subject to the transfer restrictions pursuant to Section (C) or cancellation pursuant to Section (D)(3) above.

For the purposes of this Award Agreement, “Disability” shall be defined as a physical or mental impairment sufficient to make a Participant unable to perform the services required of a member of the Board, as determined by the Committee. “Approved Departure” shall be defined as a termination of the Participant’s membership on the Board, including a resignation from the Board by the Participant or a Participant not standing for re-election to the Board, provided that such termination is approved in advance by the Board. Notwithstanding the foregoing, a termination resulting from (i) the Participant’s willful and continued failure to substantially perform his or her duties as a member of the Board, (ii) an act of fraud or an intentional misrepresentation by the Participant or (iii) the Participant’s commission of a felony, in each such case, as determined by the Board in its sole discretion, shall not constitute an Approved Departure.

(E)

Share Certificates. The certificate representing the Shares covered by the Restricted Stock shall be held in custody by the Company until the restrictions thereon shall have lapsed. As a condition of the award of Restricted Stock, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to such Shares. The Committee may cause a legend or legends to be put on the certificate to make appropriate reference to such restrictions as the Committee may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange that lists the Shares, and any applicable federal or state laws.

(F)

Change of Control. Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if, prior to vesting in accordance with Section (D), a Change of Control occurs, one hundred percent (100%) of the shares of Restricted Stock shall immediately vest upon the effective date of the Change of Control.

(G)	Miscellaneous

	(1)	The Plan provides a complete description of the terms and conditions governing all Awards granted thereunder. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt under the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.

	(2)	The Committee shall have the right to impose such restrictions on any Shares acquired with respect to the Restricted Stock as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which such Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.

	(3)	The Board may at any time or, from time to time, terminate, amend, modify or suspend the Plan and the Board or the Committee may amend or modify this Award Agreement; provided, however, that no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Award Agreement, without the Participant’s written consent.

	(4)	Shares of Restricted Stock are not subject to Section 409A. Notwithstanding the forgoing or any provision of the Plan or this Award Agreement, if any provision of this Award Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section (G)(4) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the shares of Restricted Stock will not be subject to interest and penalties under Section 409A.

	(5)	Vesting of the Restricted Stock will be subject to the Participant satisfying any applicable federal, state, local and foreign tax withholding obligations. The Company shall have the power and the right to deduct or withhold from all amounts payable to the Participant in connection with the Restricted Stock or otherwise, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. Further, the Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon vesting of the Restricted Stock.

	(6)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or as the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Award Agreement.

	(7)	All obligations of the Company under the Plan and this Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

	(8)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(H)	Acceptance of Award. Acceptance of this Award requires no action on the part of the Participant and the Participant will be deemed to have agreed to all terms and conditions hereof. If the Participant, however, desires to refuse the Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Human Resources Department, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after receipt of this Award Agreement.

     IN WITNESS WHEREOF, this Award Agreement has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

James J. Duffy
Executive Vice President
Human Resources